Exhibit 99.1

November 20, 2015

MannKind Announces Senior Management Changes

VALENCIA, Calif., Nov. 20, 2015 (GLOBE NEWSWIRE)—MannKind Corporation (NASDAQ:MNKD) and (TASE:MNKD) today announced that Hakan Edstrom has stepped down as the President, Chief Executive Officer and as a director of MannKind.

The board of directors of MannKind appointed Alfred Mann as interim Chief Executive Officer, effective November 19, 2015. Mr. Mann will continue to serve as the Executive Chairman of the Company. A committee of the board will commence an immediate search for a successor CEO.

About MannKind Corporation

MannKind Corporation (Nasdaq:MNKD) and (TASE:MNKD) focuses on the discovery and development of therapeutic products for patients with diseases such as diabetes. MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

CONTACT:	Company Contact:

Matthew J. Pfeffer

Chief Financial Officer

661-775-5300

mpfeffer@mannkindcorp.com